Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FISKER INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

March 6, 2024

FISKER INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is Fisker Inc.

2.

The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 13, 2017 under the name “Nike Energy Acquisition Corp.” The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 29, 2020, as amended by that certain Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, filed on September 22, 2023 (collectively, the “Second Amended and Restated Certificate of Incorporation”).

3.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

4.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

5.	The text of Article IV, Section 1.1 of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:

The total number of shares of all classes of stock that the Corporation has authority to issue is 2,165,000,000 shares, consisting of three classes: 2,000,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), 150,000,000 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 15,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this sixth day of March, 2024.

FISKER INC.

By:	/s/ Henrik Fisker
Name:	Henrik Fisker
Title:	Chairman of the Board, President and Chief Executive Officer